                                                                    EXHIBIT 10.3



                       OPERATING & MAINTENANCE AGREEMENT


                                 by and between


                   HUNTSMAN SPECIALTY CHEMICALS CORPORATION,



                                      and


                       HUNTSMAN PETROCHEMICAL CORPORATION

                               TABLE OF CONTENTS
                               -----------------


                                   ARTICLE I
                                      Term

1.1  Initial Term..........................................................   1

                                   ARTICLE II
                                  The Operator


2.1  Appointment and Agreements of Operator................................   2
2.2  Agreements of Owner...................................................   2
2.3  Duties of Operator....................................................   4

                                  ARTICLE III
                               Operator Services


3.1  General...............................................................   9
3.2  Personnel.............................................................  10
3.3  Level of Services.....................................................  10
3.4  Management Services...................................................  11
3.5  Reporting Services....................................................  14
3.6  Additional Services...................................................  15
3.7  Deletion of Services..................................................  15

                                   ARTICLE IV
                                 Annual Budget

4.1  Cooperation of the Parties............................................  16
4.2  Budget Procedures.....................................................  16

                                   ARTICLE V
                                      Fees


5.1  General...............................................................  17
5.2  Definition of Costs...................................................  18
5.3  Changed Conditions, Operator to Receive Costs.........................  20
5.4  Accounting Practices..................................................  21
5.5  Taxes and Other Charges to be Paid by Owner...........................  22
5.6  Depreciation and Amortization.........................................  23
5.7  Exclusions From Costs.................................................  23

                                   ARTICLE VI
                              Capital Improvements

6.1  Owner Right to Use Plant Infrastructure...............................  24
6.2  Plant Infrastructure Capital Improvements.............................  24
6.3  PO/MTBE Facility Capital Improvements.................................  25


                                  ARTICLE VII
                                    Payment


7.1  Fees..................................................................  25
7.2  Payment Dispute.......................................................  25
7.3  Interest..............................................................  26


                                  ARTICLE VIII
                    Health, Safety, and Environmental Audits

8.1  Conduct of Audits.....................................................  26
8.2  Audit Recommendations.................................................  27

                                   ARTICLE IX
                                   Insurance

9.1  Insurance Provided by Operator........................................  27
9.2  Insurance to be Provided by Subcontractors............................  28
9.3  Insurance Provided by Owner...........................................  30

                                   ARTICLE X
                               Facility Shutdown

10.1 Owner Right to Shut Down..............................................  31
10.2 Operator's Right to Shut Down.........................................  31

                                   ARTICLE XI
                            Suspension Of Production

11.1  Option to Suspend....................................................  32
11.2  Payment of Costs.....................................................  32
11.3  Standby Condition....................................................  32

                                  ARTICLE XII
                     Access To PO/MTBE Facility Information

12.1  Examination at the Plant.............................................  32
12.2  Available Information................................................  33
12.3  Records Retention....................................................  33

                                  ARTICLE XIII
                              Access To Facilities

13.1  No Access to Plant Facilities........................................  33
13.2  Access to PO/MTBE Facility...........................................  34

                                  ARTICLE XIV
                               Accounting Records

14.1  Principles and Procedures............................................  34
14.2  Audits...............................................................  34

                                   ARTICLE XV
                               Early Termination

15.1  Insolvency...........................................................  35

                                  ARTICLE XVI
                             Intellectual Property

16.1  Definition of Field..................................................  35
16.2  Title to Inventions and Patents......................................  35
16.3  Paid Up Licenses For Invention and Patents...........................  37
16.4  Title of Technical Information.......................................  38
16.5  Paid Up Licenses For Technical Information...........................  39
16.6  Confidentiality......................................................  39

                                  ARTICLE XVII
                   Release, Indemnification and Risk of Loss

17.1  Release and Indemnification..........................................  40
17.2  Defense of Claims....................................................  40
17.3  Non-Liability for Defective Performance
      Caused by Supplier...................................................  41
17.4  Title and Risk of Loss...............................................  41

                                 ARTICLE XVIII
                            Limitation Of Liability

18.1  Limitation of Liability..............................................  42
18.2  Disclaimers of Warranties............................................  42
18.3  Consequential Damages................................................  42

                                  ARTICLE XIX
                                   Assignment

19.1  General..............................................................  42
19.2  Successors to Facilities.............................................  43
19.3  Obligations..........................................................  43

                                   ARTICLE XX
                                 Force Majeure

20.1  Defined..............................................................  43
20.2  Obligation to Diligently Cure Force Majeure..........................  44
20.3  Effect of Continued Event of Force Majeure...........................  45

                                  ARTICLE XXI
                             Contract Coordinators

21.1  Appointment..........................................................  45
21.2  Responsibilities.....................................................  45
21.3  Continuity...........................................................  45

                                  ARTICLE XXII
                                 Governing Law

22.1  Governing Law........................................................  46

                                 ARTICLE XXIII
                                 Miscellaneous

23.1  Notices..............................................................  46
23.2  Waiver...............................................................  46
23.3  Interpretation.......................................................  46
23.4  Severability.........................................................  47
23.5  Entire Agreement; Amendments.........................................  47
23.6  Counterparts.........................................................  47

Exhibit A..................................................................  49
Exhibit B..................................................................  60
Exhibit C..................................................................  62
Schedule C-1...............................................................  69
Schedule C-2...............................................................  70
Exhibit D-1................................................................  71
Exhibit D-2................................................................  72
Exhibit E..................................................................  74
Schedule E.2.3.1...........................................................  78
Schedule E.2.3.2...........................................................  80
Schedule E.2.3.3...........................................................  81

Schedule E.2.3.4...........................................................  84
Schedule E.3...............................................................  86
Exhibit F..................................................................  88
Exhibit G..................................................................  90
Exhibit H..................................................................  92
Exhibit I..................................................................  94
Exhibit J..................................................................  99
Exhibit N.................................................................. 100

                       OPERATING & MAINTENANCE AGREEMENT
                       ---------------------------------


          OPERATING & MAINTENANCE AGREEMENT (this "Agreement"), dated as of March 21, 1997, by and between HUNTSMAN PETROCHEMICAL CORPORATION, a Delaware corporation with offices at 3040 Post Oak Boulevard, Suite 2200, Houston, Texas 77056 ("Operator"), and HUNTSMAN SPECIALTY CHEMICALS CORPORATION, a Delaware corporation with offices at 500 Huntsman Way, Salt Lake City, Utah 84108 ("Owner"):

          WHEREAS, Owner owns a facility to manufacture propylene oxide ("PO") and methyl tertiary butyl ether ("MTBE") located in Port Neches, Texas (the "PO/MTBE Facility"); and

          WHEREAS, Owner desires that Operator provide the services and supplies required for the operation and maintenance of the PO/MTBE Facility and Operator desires to provide such services and supplies pursuant to the terms and conditions of this Agreement.

          NOW, THEREFORE, in consideration of the mutual agreements contained herein, intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                                      Term
                                      ----

          1.1  Initial Term.  The initial term (the "Initial Term") of this
               ------------
Agreement shall commence upon the "Closing Date" (as such term is defined in the Purchase and Sale Agreement dated March 21, 1997, by and among Texaco Inc. ("Texaco"), Texaco Chemical Inc., and Owner(the "Purchase and Sale
Agreement")) (the "Effective Date") and shall extend for a period of fifteen
(15) years therefrom and shall continue for successive one-year terms thereafter unless terminated by either party written notice of at least two (2) years prior to the end of the Initial Term or the applicable succeeding two-year term.

                                  ARTICLE II

                                  The Operator
                                  ------------

          2.1  Appointment and Agreements of Operator. (a) Owner hereby appoints
               --------------------------------------
Operator as the operator of the PO/MTBE Facility (the "Operator") and Operator accepts such appointment in accordance with the terms set forth herein.

          (b) As the Operator, Operator shall operate the PO/MTBE Facility consistent with (i) the good management practices and prudent operating techniques Operator employs in the operations of Operator's Oxides and Olefins and C4 chemical operations located adjacent to the PO/MTBE Facility (the "Plant"), (ii) the scope and level of Services (as hereinafter defined) as agreed from time to time and (iii) applicable industry standards.

          (c) In the performance of its obligations hereunder, Operator shall be an independent contractor and nothing in this Agreement shall be construed or interpreted to imply that Operator, while acting in such capacity, is a partner or joint venturer with, Owner, and therefore, among other things:

               (i) All employees, agents or representatives employed or used by Operator in the performance of its obligations hereunder shall be the employees, agents and representatives of Operator and not employees, agents and representatives of Owner; and

               (ii) Neither Operator nor Owner shall represent to third parties, nor shall Operator or Owner take any action from which third parties could reasonably infer that Operator, while acting as the Operator, is a partner or joint venturer with Owner.

          2.2  Agreements of Owner.  (a)  Owner hereby grants Operator all
               -------------------
appropriate ingress and egress to the PO/MTBE Facility for the purpose of acting as Operator hereunder.

          (b) Owner shall provide a PO/MTBE Facility that, as of the date of this Agreement is capable of being operated from time to time in accordance with all applicable Federal, state and local permits, laws, rules, regulations and ordinances and in accordance with all health, safety and environmental programs and procedures of both Owner and Operator.

          (c) Owner represents that the PO/MTBE Facility is in compliance with all current applicable federal, state or local laws, ordinances, rules and regulations relating to toxic and hazardous substances, and hazardous wastes, as such materials are defined in any current applicable federal, state or local law, ordinance, rule or regulation.

          (d) Owner shall procure all permits and licenses, and state and Federal Environmental Protection Agency ("EPA") identification numbers, necessary to operate and maintain the PO/MTBE Facility. Owner shall promptly notify Operator of any changes in, or communications with respect to, such permits, licenses or EPA numbers received by Owner or any other material communications with a governmental agency or third party related to such permits, licenses, numbers or related matters.

          (e) Owner shall provide written production, shipping, maintenance and other operating policies to be followed by Operator hereunder (the "Operating Policies"), which Operating Policies shall be reasonably acceptable to Operator.

          (f) Owner shall separately arrange for the procurement and delivery of all natural gas, electricity and feedstocks to be utilized at the PO/MTBE Facility and shall make all arrangements for the transportation of such natural gas, electricity and feedstocks to the PO/MTBE Facility.

          (g) Owner, or its agent which is designated in writing to Operator if such person or entity is other than the Contract Coordinator (as hereinafter defined) hereunder, shall furnish all information as may from time to time be reasonably requested by Operator, including but not be limited to, information with respect to:

                       (i)   Owner's PO and MTBE inventory requirements;

                       (ii)  Owner's PO and MTBE production requirements;

                       (iii) PO and MTBE shipping schedules and detailed information and instruction for each shipment made on behalf of Owner;

                       (iv)  PO and MTBE forecasting and planning parameters;
        and

                       (v)  PO and MTBE unusable inventory instructions.

          (h) Owner shall advise Operator promptly of regulatory and legislative changes affecting the PO/MTBE Facility as Owner becomes aware of such changes.

          (i) Owner shall prepare any accounting and reporting documents that may be required by governmental authorities outside the ordinary course of business. Operator shall use all reasonable efforts to provide such assistance to Owner in connection with the preparation of such documents in order to comply with such requirements in a timely manner.

          (j) Subject to Section 5.5, Owner shall make payment for all municipal taxes and fees, property, business, sales, use, excise and value-added taxes, and all other taxes applicable to the operation and maintenance of the PO/MTBE Facility.

          2.3  Duties of Operator.  (a)  Subject to the terms of this Agreement
               ------------------
and all other agreements of the parties, Operator shall operate and maintain the PO/MTBE Facility.

          (b) Operator shall supervise, manage, direct and control all aspects of the day-to-day operations and maintenance of the PO/MTBE Facility, including the processing, disposal and/or loading of waste materials and by-products generated by the PO/MTBE Facility.

          (c) Operator shall utilize standard operating procedures with respect to the operation of the PO/MTBE Facility consistent with the Operating Policies and reasonably acceptable to Owner (the "Operating Procedures"). Operator shall consult with Owner with respect to any material non-emergency deviations and, if time permits, material emergency deviations from the Operating Procedures that Operator desires to make.

          (d) Operator shall carry out such periodic performance tests of the PO/MTBE Facility as Operator deems necessary or as Owner may otherwise reasonably request, and recommend to Owner any remedial action that Operator considers necessary to correct any operational deficiencies arising from the analysis of the test results or otherwise revealed during operation of the PO/MTBE Facility.

          (e) Operator shall maintain sufficient numbers of trained and qualified (and, if required, licensed) personnel to perform the services required under this Agreement.

          (f) Operator shall prepare and maintain daily operating logs and records regarding the operation and maintenance of the PO/MTBE Facility.

          (g) Operator shall provide such information for technical evaluation of the PO/MTBE Facility as may be reasonably requested by Owner and as Operator deems reasonably necessary.

          (h) Operator shall perform or cause to be performed, or contract for and oversee the performance of all maintenance, repair and testing services as shall be required to carry out scheduled inspections, periodic overhauls, unscheduled maintenance and any major breakdown repairs.

               (i)  Operator shall cause to be maintained:

                    (i) all roads, yards, walkways, environmental compliance equipment and utilities of the PO/MTBE Facility;

                    (ii) the PO/MTBE Facility's tool room equipment and instruments pertaining to the PO/MTBE Facility; and

                    (iii) the PO/MTBE Facility's fire protection, health equipment and safety equipment.

          (j) Operator shall carry out the reading, testing and any calibration of meters owned by Owner, as Operator deems reasonably necessary or as requested by Owner, and attend and witness the reading, testing and calibration of the meters carried out by Owner's customers.

          (k) Operator shall cause security to be provided for the PO/MTBE Facility and cause Emergency situations to be responded to promptly.

          (l) Operator shall schedule deliveries of fuel and feedstocks, monitor the sufficiency of fuel, electricity and feedstocks delivered to the PO/MTBE Facility in terms of quantity and quality and provide forecasts of fuel and feedstock requirements.

          (m) Operator shall implement and supervise a preventive maintenance program in accordance with the Operating Policies.

          (n) In no event shall Operator be obligated to operate the PO/MTBE Facility in any manner which, in Operator's reasonable judgment, presents a safety or environmental hazard, nor shall Operator operate the PO/MTBE Facility in a manner over the objection of Owner, when, in Owner's reasonable judgment, such manner of operation presents a safety or environmental hazard.

          (o) Operator shall comply with all applicable governmental laws, regulations and rules of any federal, state or local governmental authority having jurisdiction with respect to the PO/MTBE Facility. Without limiting the generality of the foregoing, Operator shall be responsible for the preparation of all applications with respect to, and shall use its best efforts to maintain, all permits and licenses that are required to be maintained for the operation and maintenance of the PO/MTBE Facility.

          (p) Operator shall cooperate with Owner to identify and implement process and operational changes which are to correct operational deficiencies in the

PO/MTBE Facility, and to design and execute maintenance and capital improvement projects for the PO/MTBE Facility.

          (q) Operator shall perform engineering activities with respect to the management, operation and maintenance of the PO/MTBE Facility; provided, however, Owner may contract for such engineering services as it deems appropriate from time to time and Operator shall cooperate in using such services.

          (r) Operator shall confer with and obtain the consent of Owner with respect to all proposed material agreements that Operator may enter into in connection with Operator's duties as Operator.

          (s) Operator shall keep Owner fully advised with respect to the negotiation of collective bargaining agreements relating to Operator employees engaged in the operation, maintenance and support of the PO/MTBE Facility hereunder; provided, however, the terms and conditions of such collective bargaining agreements shall not be subject to the approval of Owner.

          (t) Operator shall use all reasonable efforts to maintain ISO 9002 registration for the PO/MTBE Facility.

          (u) Operator shall use all reasonable efforts to continue the operation of the PO/MTBE Facility using supervisory personnel in the case of a work stoppage due to a strike or other labor difficulty.

          (v) Operator shall, consistent with the provisions of Article XIV hereof, maintain accurate books and records with respect to its operation of the PO/MTBE Facility hereunder and shall maintain and make available to Owner all such books and records which demonstrate that all fees and charges paid or payable by Owner hereunder have been computed in accordance with the terms of this Agreement.

          (w) Notwithstanding any provisions contained herein to the contrary, in the case of any emergency endangering life, property or the environment ("Emergency"), Operator shall have the right to take all such steps, including spending such sums which shall be reasonably necessary in the sole judgment of Operator, to protect such life, property or the environment; provided, however, that Operator shall use all reasonable efforts to consult with Owner before taking such steps unless the nature of such emergency, in the reasonable judgment of Operator, does not permit sufficient time to consult with Owner, in which case, Operator shall promptly following such event of emergency notify Owner of the steps taken in any such event of emergency.

          (x) Operator shall handle di-sulfide oil ("DSO") and spent caustic within the confines of the PO/MTBE Facility and the Plant.


               (i) Operator will load Owner's DSO and spent caustic in tank wagons. If requested by Owner, Operator will (A) arrange for the delivery on behalf of Owner of such DSO to Operator's unloading facility at Port Arthur, Texas and (B) unload such DSO at such facility for delivery to a third party;

               (ii) Operator shall not be obligated (A) to deliver Owner's DSO to any third party under any contract Operator has entered into or may enter into for the sale of Operator's DSO or (B) to enter into a contract with any third party for the sale of Owner's DSO; and

               (iii) Owner shall indemnify Operator for any loss, claim, damage or liability arising out of or relating to Operator's handling or loading of Owner's DSO, except for losses, claims, damages or liabilities in connection therewith resulting from Operator's (a) gross negligence, (b) willful misconduct, (c) fraud or (d) intentional breach of this Agreement.

         (y) Operator shall advise Owner promptly of regulatory and legislative changes affecting the PO/MTBE Facility of which Operator may become aware.

         (z) Operator shall cause its employees to meet with representatives of Owner as may be reasonably requested by Owner at such times and under such circumstances as will not unduly interrupt the operation of the PO/MTBE Facility or the Plant.

          (aa) Operator shall use all reasonable efforts to screen all persons admitted to the premises of the PO/MTBE Facility for trade secret conflicts.

          (ab) Operator shall promptly notify Owner of any changes in, or communications with respect to, any permits, licenses or EPA identification numbers related to the PO/MTBE Facility received by Operator or any other material communications of Operator with a governmental agency or third party related to such permits, licenses, numbers or related matters.

          (ac) Operator shall perform any other tasks reasonably requested by Owner in connection with the operation and maintenance of the PO/MTBE Facility.


                                  ARTICLE III

                               Operator Services
                               -----------------

          3.1  General.  In connection with Operator's appointment as the
               -------
Operator, Operator shall provide certain services as follows:

               (a) Management services as set forth in Section 3.4 hereof (the "Management Services");

               (b) Reporting services as set forth in Section 3.5 hereof (the "Reporting Services");

               (c) Miscellaneous Services as set forth in Exhibit B hereto (the "Miscellaneous Services");

               (d) Utility services as set forth in Exhibit C hereto (the "Utility Services");

               (e) Infrastructure services relative to the fixed assets owned by Operator described in Exhibits D-1 and D-2 hereto (the "Infrastructure Services");
               (f) Methanol system services as set forth in Exhibit E hereto (the "Methanol Services");

               (g) Butane services as set forth in Exhibit F hereto (the "Butane Services");

               (h) PO dock services as set forth in Exhibit G hereto (the "PO Dock Services"); and

               (i)  Additional Services as set forth in Section 3.6 hereof.

All work and services performed in connection with this Agreement, including but not limited to Management Services, Reporting Services, Miscellaneous
Services, Utility Services, Infrastructure Services, Methanol Services, Butane Services, PO Dock Services and Additional Services (as hereinafter defined) are sometimes hereinafter collectively referred to as the "Services."

          3.2  Personnel.  Services shall be provided by the following persons
               ---------
or entities:

          (a) Those dedicated personnel who are employees of Operator and spend substantially all of their working time providing services to the PO/MTBE Facility ("Dedicated Personnel").

          (b) Employees of Operator who spend a portion of their working time providing services to the PO/MTBE Facility on an "as needed" basis, whose working hours and the costs associated therewith are accumulated and accounted for on a regular basis in the ordinary course of business ("Shared Personnel").

          (c) Employees of Operator who spend a portion of their working time providing services to the PO/MTBE Facility and whose working hours and the costs associated therewith are accumulated in the cost centers set forth in Exhibit A hereto ("Support Personnel").

          (d) Employees of contractors and consultants engaged by Operator to provide services to the PO/MTBE Facility ("Contract Personnel").

          3.3  Level of Services.  (a)  Operator shall provide Services at the
               -----------------
levels required for rated capacity operation of the PO/MTBE Facility consistent with the Annual Budget (as hereinafter defined) as it may be adjusted by mutual agreement from time to time and, if required, for periods the PO/MTBE Facility is shut down.

          (b) If Services are required during periods other than that which the PO/MTBE Facility is operating at normal rated capacity or is shut down, including, but not limited to periods of Emergency, Operator shall use all reasonable efforts to provide such increased Service requirements.

          (c) During any period when Operator's ability to provide Services is restricted by any Emergency or other non-routine operation of the Plant, Operator shall have the right temporarily to curtail the supply of any affected Service consistent with the pre-established Plant shut down and start-up priorities.

               (i) Factors to be considered in establishing such shutdown and start-up priorities shall include (A) safety, (B) the economic impact of a shutdown or start-up, (C) the difficulty of shutdown or start-up with respect to the affected units, (D) inventory levels and requirements and
     (E) the immediacy of the impact of any such shutdown or start-up.

               (ii) Operator shall reasonably consider Owner's interests on the same basis as Operator's interests and shall not use Operator's status as Operator to gain long-term economic advantage in the establishment of such shutdown and start-up priorities.

               (iii) Operator will make all reasonable efforts to cause PO and MTBE production levels to remain consistent with the PO/MTBE Facility's agreed level of production consistent with sales and supply arrangements with respect to PO and MTBE and with the other shutdown and start-up priorities during any service curtailment set forth in this Section 3.3(c).

          3.4  Management Services.  Operator shall provide all Management
               -------------------
Services necessary for the support of the operation and maintenance of the PO/MTBE Facility in accordance with the terms of this Agreement, the

Operating Policies and the Annual Budget as it may be adjusted from time to time, including, but not limited to the following:

          (a) The services of Dedicated Personnel, Shared Personnel and Support Personnel to staff, operate and maintain the PO/MTBE Facility including, but not limited to, the following:

               (i) Plant operators and supervisors, utilities operators and supervisors, laboratory staff and supervisors and tank farm operators and supervisors;

               (ii) Operations support personnel, including order processing and traffic personnel;

               (iii) Receiving and shipping personnel for handling raw materials and products;

               (iv) Maintenance personnel, including labor, supervision and planning personnel;

               (v) Instrument and electrical personnel, including maintenance, labor, supervision, engineering and communications personnel;

               (vi) Purchasing personnel, including purchasing, contracts and warehousing personnel to perform the functions set forth in paragraph B.1.1 of Exhibit B hereto;

               (vii) Engineering and construction personnel, including project engineering, drafting, estimating, cost control, inspection and construction personnel;

               (viii) Environmental personnel, including personnel for emission monitoring, permitting, reporting, communicating and interpreting (including the retention of legal counsel or the consultation with Owner legal counsel, as appropriate) laws and regulations, planning and implementing plans for compliance, compliance-assurance auditing and providing technical support for governmental, administrative or adverse actions, including support at governmental agency meetings or hearings;

               (ix) Health and safety personnel, including personnel for industrial hygiene, emergency response, fire brigade, internal and external inspection and audit, process safety management, incident review and investigation, security and reporting, communicating and interpreting (including the retention of legal counsel or the consultation with Owner legal counsel, as appropriate) laws and regulations, planning and implementing plans for compliance;

               (x) Technical services personnel, including process engineering, process control, operations planning, quality services, custody meter proving and computer service personnel;

               (xi) Human resources personnel, including medical, training, mailroom, labor relations, payroll, office services, telephone, copier and community program personnel;

               (xii) Accounting personnel, including accounts payable and financial reporting personnel; and

               (xiii) Plant management personnel, including personnel responsible for prioritization of resources and operation policy making.

        (b) The services of qualified contractors and consultants as required from time to time in order to perform the Management Services required hereunder.

        (c) The services of Dedicated Personnel, Shared Personnel and Support Personnel necessary to provide the Miscellaneous Services, Utility Services, Infrastructure Services, Methanol Services, Butane Services and PO Dock Services.

          3.5  Reporting Services.  Operator shall prepare the same operating,
               ------------------
financial and environmental, health and safety ("EH&S") reports that it prepares with respect to other Plant operations, unless the Parties mutually agree to the contrary, which are hereinafter referred to as the "Reporting Services." The Reporting Services to be provided by Operator to Owner are as follows:

          (a) Each day, Operator shall provide a report or reports indicating:

               (i) Preliminary production, shipments and closing inventory for each product; and

               (ii) Shipping weights and times and such other information as is necessary to invoice each shipment of product produced at the PO/MTBE Facility.

          (b) Each month, on or about the seventh business day, Operator shall provide a product inventory report for the previous month indicating the opening inventory quantity, production, shipments and closing inventory quantity for each in-process and finished product.

          (c) Each month, on or about the fifteenth business day, Operator shall provide:

               (i) A report for the previous month of all of the transactions and the end-of-month balances of the PO/MTBE Facility's property, plant and equipment, if Owner re quests such a report and provides Operator information that is necessary to prepare such a report;

               (ii) A forecast of costs for the current month, current calendar quarter and current year, if Owner gives Operator the information that is necessary to prepare such a forecast; and

               (iii) A capital spending report for the previous month indicating spending to date and the end-of-month status of capital projects in progress.

          (d) Operator shall promptly provide Owner a copy of any EH&S report that may be filed by Operator regarding the PO/MTBE Facility with a governmental agency.

          3.6  Additional Services.  (a)  During the term of this Agreement,
               -------------------
Owner may request services in addition to those set forth in this Article III ("Additional Services").

          (b) Operator shall use all reasonable efforts to provide any Additional Services requested pursuant to Section 3.6(a) hereof.

          (c) Except with respect to the provisions of Article V hereof, any Additional Service hereunder shall not affect the remaining Services or the other terms or conditions of this Agreement.

          3.7  Deletion of Services.  (a)  Upon written notice, Owner shall have
               --------------------
the option to delete from the scope of this Agreement any of the Services provided hereunder.

          (b) Except with respect to the provisions of Article V hereof, any deletion of a Service hereunder shall not affect the remaining Services, terms or conditions of this Agreement.

          (c) In the event any Service provided under this Agreement is deleted by Owner and, following such deletion, Owner continues to operate the PO/MTBE Facility, Owner shall offer to employ, or cause any contractor employed by Owner to provide the deleted service to employ, all affected Dedicated Personnel and the number of Shared Personnel and Support Personnel (the Support Personnel positions subject to the provisions of this Section 3.7(c) are set forth in Exhibit J hereto) equal to the equivalent of the cumulative time that Shared Personnel and Support Personnel provided such deleted service to the PO/MTBE Facility hereunder for the calendar year prior to the calendar year in which such termination occurs. In the event Owner shall not comply with the provisions of this Section 3.7(c), Owner shall reimburse Operator for all costs resulting from the lay-off or retraining of Operator personnel in connection with the deletion of any Service in accordance with established personnel policies. Operator shall use all reasonable efforts to minimize such costs.


                                  ARTICLE IV

                                 Annual Budget
                                 -------------

          4.1  Cooperation of the Parties.  Owner and Operator shall cooperate
               --------------------------
and assist in the annual budgeting activities that have an effect on the services provided under this Agreement and in the preparation of an annual budget (the "Annual Budget"). Such budgeting shall be timely and consistent with the needs of the budgeting cycles of both parties and any lenders to the PO/MTBE Facility.

          4.2  Budget Procedures.  (a)  Not later than September 1 of such
               -----------------
calendar year, Owner will advise Operator of the parameters under which, and the level of, Services covered by this Agreement which are to be provided for the following calendar year.

          (b) Not later than November 1 of such calendar year, Operator shall prepare a proposed Annual Budget for the following calendar year consisting of an estimate of the direct charges and the manufacturing indirect charges (i.e. including: assigned direct full time employees, direct hourly charges from the plant work order system, direct charges for plant engineering personnel, materials on a cost basis and manufacturing indirect expenses related to the above direct charges).

          (c) Not later than November 15 of each calendar year, Owner and Operator shall meet to discuss the proposed Annual Budget to the extent and in sufficient detail necessary to reach an agreement and shall use all reasonable efforts to reach an agreement on the Annual Budget no later than December 15 of the applicable preceding calendar year.

          (d) In the event no agreement is reached with respect to the Annual Budget on or prior to December 15 of the applicable preceding calendar year, the Annual

Budget for the previous year as adjusted for inflation (as set forth below) shall apply until such time as agreement can be reached with respect to such Annual Budget. The adjustment for inflation shall be accomplished by multiplying any dollar amounts included in such previous Annual Budget by the PPI Index for the previous calendar year. Nonrecurring items, however, shall be excluded from such budget. "PPI Index" means, with respect to any calendar year, an amount equal to (i) one (1) plus (if the percentage change referred to in clause (ii) is an increase) or minus (if the percentage change referred to in clause (ii) is a decrease) (ii) the percentage change occurring during the previous year in the Producer Price Index, as published by the United States Department of Labor, Bureau of Labor Statistics, or any successor index published by such agency.


                                   ARTICLE V

                                     Fees
                                     ----

         5.1   General.  Operator shall be entitled to a fee for providing
               -------
Services hereunder equal to Operator's "Costs" (as defined in Section 5.2 hereof) (the "Fee"). Operator shall provide the Services hereunder at full cost and, therefore, shall be entitled to receive from Owner all costs and expenses, whether direct or indirect and howsoever incurred, in providing the Services hereunder. Notwithstanding any other provisions in this Agreement, it is the intent of the parties that:

         (a) Neither party shall make a profit on the provision of Services hereunder nor be required to subsidize the other party's operation.

         (b) Owner shall not be required to pay for any costs or expenses hereunder to the extent such costs or expenses relate to services provided under the Management Services Agreement, dated as of the date hereof, by and between Owner and Operator.

         (c) Operator's full cost shall be exclusive of all interest, depreciation or amortization with respect to the Owner Percents (as hereinafter defined) of the Plant Infrastructure.

          (d) Except as set forth in Section 5.2(b) hereof, in paying Operator's full cost hereunder, Owner shall not be required to pay for any (i) overhead or allocation of costs and expenses from the Operator's corporate offices in Houston, Salt Lake City or other locations, (ii) non-plant expenses of any of Operator's Affiliates (as hereinafter defined), or (iii) interest expense incurred by Operator, except as provided in Section 6.2 and Section 7.3 hereof.

          5.2  Definition of Costs.  For purposes of this Agreement, "Costs"
               -------------------
shall mean all costs and expenses incurred by Operator in providing the Services hereunder, including, but not limited to, the aggregate of the following:

          (a) In the case of Dedicated Personnel, the aggregate of, and, in the case of Shared Personnel, the pro rata portion of (each being determined on the basis of time sheets and expense reports):

               (i) all salaries, wages, employee benefit expenses and employment taxes paid to, or on behalf of, such Dedicated Personnel or Shared Personnel, as the case may be, (such salaries, wages, expenses and taxes to be consistent with amounts paid to, or on behalf of, like employees of the Plant), and

               (ii) all travel and related expenses incurred in the ordinary course of business;

          (b) In the case of the costs of Operator accumulated in the cost centers set forth in Exhibit A attached hereto (the "Allocated Cost Centers"), which includes the costs associated with the employment of Support Personnel and any insurance obtained pursuant to Article IX hereof, the sum of the amounts which represents the amount accumulated in each such cost center, allocable to Owner in accordance with this Section 5.2(b) and Exhibit A (the "Management Fee"); provided, however, Owner and Operator agree that until the date the
        --------  -------
Preferred Stock (as defined in the Purchase and Sale Agreement) is redeemed (the "Redemption Date"), the Management Fee shall be $555,444.00 per month for calendar year 1997, and for calendar year 1998 and beyond, Owner and Operator agree that the annual Management Fee shall be determined by multiplying the annual Management Fee for the immediately preceding year by an escalation factor, such escalation factor to be determined as follows:

     a =  good faith budget % increase for exempt personnel salaries;
     b = budget % increase for hourly personnel salaries - supportable by documented labor contract agreements;
     c =  budget % increase for employee benefits consistent with a and b;
     d = the final annual % GDP deflator published by the U. S. Department of Labor for the most recent twelve-month period.

Then the escalation factor shall be

                    (a+b+c+d)
          1 + 0.7    -------
                    (4x100)

An example of the escalation factor determination follows:

if a = 4.0%; and b = 1.4%; and c = 2.3%; and d = 3.0%; then the escalation factor would be

                  (4.0+1.4+2.3+3.0)
          1 + 0.7 ----------------
                        (4x100)


or 1.0187;

          (c) In the case of Contract Personnel, the amount the contractor or consultant engaged by Operator invoices Operator for the services of such Contract Personnel, including all incidental expenses and the cost of all materials and supplies, less any amount, if any, paid against such invoices by Owner directly;

          (d) In the case of any materials or supplies used by Operator hereunder, the amount the vendor of such materials or supplies invoices Operator for such materials or supplies, including all freight, taxes (except as otherwise set forth in this Agreement) or other charges in connection therewith, less any amount, if any, paid by Owner directly;

          (e) In the case of transportation services provided under this Agreement, all amounts the third party provider of transportation services invoices Operator for such services, less any amount, if any, paid against such invoices by Owner directly;

          (f) In the case of equipment rentals required to be made by Operator, the amount invoiced to Operator for such equipment rental;

          (g) In the case of Utilities Services, the amounts allocable to Owner pursuant to Exhibit C hereto;

          (h) In the case of Methanol Services, the amounts allocable to Owner pursuant to Exhibit E hereto;

          (i) In the case of Butane Services, the amounts allocable to Owner pursuant to Exhibit F hereto; and

          (j) In the case of PO Dock Services, the amounts allocable to Owner pursuant to Exhibit G hereto.

        5.3  Changed Conditions, Operator to Receive Costs.  (a)  The parties
             ---------------------------------------------
recognize and agree that it is not practical to predict and provide for all future changes, circumstances or contingencies affecting this Agreement and the supply or performance of Services, during the term hereof. Accordingly, subject to the provisions of Section 5.1 hereof, it is understood and agreed by the parties that if either (x) Costs as defined, used or applied herein or (y) the application of generally accepted accounting principles, subject to Section 5.4 hereof, to determine Costs are, at any time or times, incomplete, inaccurate or insufficient to enable Operator to recover all of its costs and expenses in providing the Services hereunder, whether direct or indirect and howsoever incurred, Operator shall nevertheless be entitled to recover from Owner all of such costs and expenses, notwithstanding such definition, use or application, so that Operator shall not be subjected to or be required to suffer any economic loss or penalty at any time.

               (i) It is understood and agreed, however, that the foregoing use of the phrase "economic loss or penalty" shall not, in any event, be construed to cover absence or loss of profits or profit opportunity.

               (ii) For the purposes of this Agreement, in the case of the costs described in Section 5.2(b) hereof for all periods prior to the Redemption Date, no "economic loss or penalty" shall be deemed to have resulted solely from the establishment of the Management Fee.

         (b) If because of changes in or the adoption of new laws, regulations or accounting principles, or their application, Operator is not, or will not be, able to recover all of its Costs under this Agreement, Owner agrees to compensate Operator in some other mutually agreeable manner in order to make Operator whole for such unrecovered Costs.

         (c) The costs of steam as set forth in Exhibit C hereto and as may be adjusted pursuant to Schedule C.5 thereto, shall be calculated so that the PO/MTBE Facility is charged at the same rate per unit as the other Oxides and Olefins facility operations located at the Plant.

         5.4   Accounting Practices.  All accounting practices employed to
               --------------------
determine the Fee hereunder shall be in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent with the accounting principles, practices and procedures employed related to the Plant, except as otherwise provided in this Agreement. In the event Operator should make any change to accounting practices in effect as of the Effective Date for the determination of Costs, Operator and Owner shall negotiate in good faith to mutually agree on new procedures to administer this Agreement; provided, however, Owner shall pay the same Fee as would have occurred under this Agreement prior to such change in accounting practice in the event any such change in accounting practice does not improve the accuracy of identifying Services or determining or measuring Costs.

         5.5   Taxes and Other Charges to be Paid by Owner.  (a)  Owner shall
               -------------------------------------------
reimburse Operator for all taxes (excluding net income, franchise, excess profits, and other taxes based upon or measured by capital or net income), excises (including environmental taxes), fees, penalties which Operator may be required to pay to any government (federal, state or local) directly attributable to the Services provided by Operator to Owner in this Agreement; provided, however, that Operator shall make all reasonable efforts to purchase all services, materials, supplies and equipment to be used or incorporated into the PO/MTBE Facility tax free by use of a Texas Sales Tax Resale Certificate. Owner will accrue and pay Texas sales tax on all such services, materials, supplies and equipment under its Texas sales tax direct payment permit. Operator and Owner shall cooperate to minimize any applicable state and local sales tax burdens.

          (b) Owner shall be responsible for the PO/MTBE Facility real and personal property tax functions including the rendition, negotiation and payment of property taxes, and Operator shall cooperate with Owner in minimizing such taxes. This responsibility shall include all inventories including storehouse stock held in the name of or for the account of Owner. Owner's personnel and designated representatives shall have access to the PO/MTBE Facility and warehouse areas containing Owner materials for property tax inspection purposes.

          (c) Owner shall have access to all tax records for taxes Operator seeks reimbursement from Owner under this Agreement. Operator and Owner agree to cooperate and provide all information necessary to one another to enable each party to properly file their respective tax returns and return claims and to conduct any tax audit, litigation or other tax controversies with any taxing authority.

          (d) Subject to the other provisions of this Section 5.5, Owner shall pay and shall indemnify and hold Operator harmless from any taxes (including, without limitation, any gross receipt taxes), levies, imposts, duties, charges or withholdings of any nature whatsoever imposed upon the PO/MTBE Facility, the real property or leasehold interest upon which the PO/MTBE Facility of any part thereof is located, by any Federal, state or local government or taxing authority.

          5.6  Depreciation and Amortization.  In addition to depreciation for
               -----------------------------
capital improvements described in Section 6.2 hereof, and subject to the other provisions of this Section 5.6, Operator shall include in the Fee billed to Owner direct and indirect depreciation related to the Plant Infrastructure assets according to accounting methods in use as of the Effective Date of the Agreement.

          (a) Beginning as of the Effective Date of the Agreement an amount (the "Depreciation Credit") shall be deducted from the fees payable by Owner to Operator equal to the sum of (i) $29,095 per month related to Owner's entitlement to Plant Infrastructure assets, plus (ii) 0.4167% of assets value related to Owner's portion of assets that Operator has started to account for depreciation and which Owner provided capital under the provisions of
Section 6.2, minus (iii) depreciation attributed to Owner's portion of assets retired from service after March 31, 1994 and, accordingly, removed from the depreciation account.

          (b) Depreciation of all assets associated with Cost Center 5304 (Cogeneration-Steam), and Cost Center 5300 (Boiler House-Fired) shall be charged as provided in the STEAM STUDY TEAM Final Report dated July 11, 1994.

          (c) Owner agrees to pay direct and indirect depreciation for other Operator assets located at the Plant utilized by Owner that are not Plant Infra structure assets.

          (d) During any period of time when the Management Fee is fixed, a Depreciation Credit will be fixed contemporaneously with the Management Fee. The Depreciation Credit calculation, as shown in Exhibit N, will be maintained by Operator for use during any period of time when a variable Management Fee which includes depreciation of Operator assets is applicable.

          5.7  Exclusions From Costs.  (a)  Costs as defined herein shall not
               ---------------------
include any interest expense incurred by Operator, except as provided in Section
6.2 and Section 7.3 hereof.

          (b) Costs as defined herein shall not include any Obligations (as hereinafter defined) that Operator pays pursuant to Section 18.1.


                                  ARTICLE VI

                              Capital Improvements
                              --------------------

          6.1  Owner Right to Use Plant Infrastructure.  (a)  For the
               ---------------------------------------
purposes of documenting Owner's right to utilize those certain fixed assets owned by Operator as listed in Exhibits D-1 and D-2 attached hereto (the "Plant Infrastructure"), and specifically not to provide a basis for determining Depreciation Credit or Capital Charges (as defined below) for Capital Improve ments (as defined below) pursuant to Articles VI and VII, Operator and Owner agree that Owner shall have the right to utilize the capabilities of Plant Infrastructure assets represented by the Owner Percents of capability as such Plant Infrastructure exists as of August 22, 1996, as set forth in Exhibit D-1. The parties specifically agree that Owner's rights to use is to absolute units of Plant Infrastructure output capability and that such rights to output capability shall not be changed if the capacity of any component of Plant Infrastructure is increased or reduced in the future except for Capital Improvement projects to expand Plant Infrastructure in which Owner provides its portion of the expansion project capital.

          (b) The Owner Percents shall be adjusted from time to time by mutual agreement of the parties to accommodate any change to Plant Infrastructure requirement by Owner, such as by expansion of the PO/MTBE Facility.

          6.2  Plant Infrastructure Capital Improvements.  (a)  For all
               ------------------------------------------
additions to, or improvements in the Plant Infrastructure, Owner shall reimburse Operator in full for the product of the costs of additions to, or improvements in, the Plant Infrastructure, multiplied by the percentage applicable to such addition or improvement as set forth in Exhibit D-2 ("Capital Charges").

          (b) Capital improvements to the Plant Infrastructure which the parties mutually agree are solely for the benefit of only one of the parties shall be paid by the party receiving such benefit.

          6.3  PO/MTBE Facility Capital Improvements. For all additions to or
               -------------------------------------
improvements in the PO/MTBE Facility ("Capital Improvements") installed at Operator's expense at Owner's direction, Owner shall reimburse Operator for Operator's full cost of such Capital Improvements.


                                  ARTICLE VII

                                    Payment
                                    -------

          7.1  Fees.  (a)  Operator shall in good faith invoice Owner
               ----
(substantially in the form of Exhibit H hereto unless otherwise agreed by the parties from time to time) no later than the eighth (8th) business day of each month for the estimated Fee, Capital Charges and Capital Improvements for such month.

          (b) Operator shall reconcile the estimated Fee, Capital Charges and Capital Improvements from the previous month with the actual Fee, Capital Charges and Capital Improvements for such month and either credit Owner for the amount overpaid or invoice Owner for the underpaid Fee, Capital Charges and Capital Improvements in the invoice described in Section 5.1(a).

          (c) Owner shall make payment of the monthly estimated Fee, Capital Charges and Capital Improvements, less any credit due pursuant to Section 5.1(b), plus any underpaid Fees, Capital Charges and Capital Improvements pursuant to Section 5.1(b), via wire transfer of immediately available funds or other mutually agreeable means such that Operator receives payment by the fifteenth day of the month.

          7.2  Payment Dispute.  Making payment for any Fees, Capital Charges or
               ---------------
Capital Improvements hereunder shall not constitute a waiver of either party's right to adjust or dispute any charge after such payment for the balance of the current calendar year and the succeeding year. Owner shall pay Operator the full amount of any invoice submitted by Operator in good faith.

           7.3  Interest.  (a)  Interest on any (i) late payments or (ii)
                --------
disputed Fees, Capital Charges or Capital Improvements which are reimbursed hereunder, shall be payable at a rate equal to the lesser of (A) the Interest Rate or (B) the maximum rate allowed for this purpose pursuant to the laws of the State of Texas, computed on a daily basis. "Interest Rate" means the prime rate per annum announced from time to time by Bankers Trust, plus two percent (2%).

          (b) All disputed Fees, Capital Charges or Capital Improvements and audit adjustments made pursuant to Section 15.2 hereof shall be refunded within five business days of a final determination of any such amount.


                                  ARTICLE VIII

                    Health, Safety, and Environmental Audits
                    ----------------------------------------

          8.1  Conduct of Audits.  (a)  Owner, at its own and sole expense, may
               -----------------
conduct, or contract for the conduct of, EH&S audits of the PO/MTBE Facility at any time upon reasonable notice to Operator.

          (b) Owner shall use all reasonable efforts to cause any audit undertaken pursuant to paragraph 8.1(a) hereof to be conducted jointly with any scheduled Operator assessment of the PO/MTBE Facility.

          (c) In the event any audit undertaken pursuant to paragraph 8.1(a) hereof cannot reasonably be conducted with a scheduled Operator assessment of the PO/MTBE Facility, Owner shall coordinate the conduct of any such audit with Operator so as to cause the least amount of disruption with respect to Operator's operations.

          (d) Owner shall be entitled and Operator shall invite Owner to participate in the investigation of any incident at the PO/MTBE Facility affecting EH&S matters.

          8.2  Audit Recommendations.  Operator shall give due consideration to
               ---------------------
Owner recommendations resulting from any audit conducted pursuant to paragraph
8.1 here-
of; provided, however, that Operator shall not unreasonably refuse to implement any such recommendation.

                                  ARTICLE IX

                                   Insurance
                                   ---------

          9.1  Insurance Provided by Operator.  (a) Operator shall maintain at
               ------------------------------
all times while performing Services under this Agreement, the insurance coverage set forth below with companies satisfactory to Owner with full policy limits applying, but not less than as follows:

               (i) Workers' compensation insurance as required by laws and regulations applicable to and covering employees of Operator engaged in the performance of the Services hereunder;

               (ii) Employers' liability insurance protecting Operator against common law liability in the absence of statutory liability, for employee bodily injury arising out of the master-servant relationship with limits not less than those in effect for similar insurance maintained by Operator from time to time with respect to the Plant; and

               (iii) Automobile liability insurance including owned, non-owned and hired vehicle coverage with limits not less than those in effect for similar insurance maintained by Operator from time to time with respect to the Plant.

          (b) Prior to the commencement of the Services hereunder, a certificate evidencing the required insurance coverages shall be delivered to Owner. Such certificate shall provide that any change restricting or reducing coverage or the cancellation of any policies under which certificates are issued shall not be valid as respects Owner's interest therein until Owner has received 30 days written notice of such change or cancellation. Further, the certificate shall state that the insurance is primary coverage and not concurrent or excess over other valid insurance which may be available to Owner. The workers compensation and employers' liability policies shall be endorsed to provide waiver of subrogation rights in favor of the Owner Parties (as hereinafter defined).

          (c) In the event Operator fails to keep the required insurance policies in full force and effect during the term of this Agreement and during any extensions hereof, Owner shall have the right to procure such insurance policies if such insurance is available to Owner. Nothing contained in the provisions of this Article IX relating to insurance coverage and policy amounts set forth herein shall operate as a limitation of Operator's liability in tort or contract for claims made under the terms of this Agreement.

          (d) Owner will reimburse Operator for the cost of insurance as specified in this Section 9.1 as it relates to this Agreement at the actual cost of such insurance or self-insurance (including losses); provided, however that
(i) under no circumstance shall such costs exceed manual rates and (ii) in the event that the insurance required to be maintained by Operator pursuant to this Section 9.1 is obtained by Operator as part of an insurance policy covering activities or property at Operator facilities and the PO/MTBE Facility, the actual cost of such insurance policy shall be allocated to Owner on a basis mutually agreed by the parties.

          (e) Operator, at its sole discretion, may self-insure all of the insurance requirements set forth in this Section 9.1 as long as such self-insurance provides essentially the same protection as would be afforded under a third-party policy of insurance.

          9.2  Insurance to be Provided by Subcontractors.  (a)  Operator shall
               -------------------------------------------
use reasonable efforts to require any subcontractor that it may engage, directly or indirectly, in the performance of Services under this Agreement to maintain, at its sole cost, the insurance coverage set forth below with companies satisfactory to Operator with full policy limits applying, but not less than as stated:

               (i) Workers' compensation insurance as required by laws and regulations applicable to and covering employees of contractor engaged in the performance of the Services;

               (ii) Employers' liability insurance protecting against common law liability in the absence of statutory liability, for employee bodily injury arising out of the master-servant relationship with a limit of not less than $1,000,000;

               (iii) Commercial general liability insurance including products liability and completed operations insurance with limits of not less than $1,000,000 per occurrence and in the aggregate, unless otherwise agreed;

               (iv) Automobile liability insurance including owned, non-owned and hired vehicle coverage with limits of liability of not less than $1,000,000; and

               (v) Excess liability insurance over Automobile Liability, Commercial General Liability and Employers' Liability coverages afforded by the primary policies described above with limits as established by Operator.

          (b) The commercial general liability insurance and excess liability insurance in Section 9.2(a) shall cover the contractual liability assumed under the provisions set forth in this Agreement.

          (c) Prior to commencement of the services, a certificate evidencing the required coverages shall be delivered by the contractor to Operator, naming Operator and Owner and their Affiliates (as hereinafter defined) as additional insureds. Such certificate shall provide that any change restricting or reducing coverage or the cancellation of any policies under which certifi cates are issued shall not be valid as respects Operator's or Owner's interest therein until Operator or Owner has received 30 days written notice of such change or cancellation. Further, the certificate shall state that the insurance is primary coverage and not concurrent or excess over other valid insurance which may be available to Operator or Owner. Each contractor's Workers

Compensation policy shall be endorsed to provide waiver of subrogation rights in favor of Operator, Owner and all their subsidiaries and Affiliates.

               (d) Operator shall provide copies of any subcontractor's certificates of insurance to Owner upon request.

          9.3  Insurance Provided by Owner.  (a)  Owner shall maintain, at its
               ---------------------------
sole cost, at all times while this Agreement is in effect commercial general liability insurance including products liability and completed operations insurance with limits of not less than $10,000,000 per occurrence and in the aggregate. Any insurance policy which Owner shall procure pursuant to this
Section 9.3 shall be endorsed to provide a waiver of subrogation rights in favor of the Operator Parties, except to the extent any claim is made pursuant to any such policy with respect to Operator's gross negligence, willful misconduct, fraud or intentional breach of this Agreement. Such insurance shall cover the contractual liability assumed under the provisions set forth in this Agreement.

          (b) Prior to commencement of the Services, a certificate evidencing the required coverages and specifically quoting the indemnity provisions of this Agreement shall be delivered by Owner to Operator, naming Operator as additional insured. Such certificate shall provide that any change restricting or reducing coverage or the cancellation of any policies under which certificates are issued shall not be valid as respects Operator's interest therein until Operator has received 30 days written notice of such change or cancellation. Further, the certificate shall state that the insurance is primary coverage and not concurrent or excess over other valid insurance which may be available to Operator.

          (c) Nothing contained in these provisions relating to coverage and amounts set forth herein shall operate as a limitation of Owner's liability in tort or contract for claims made under the terms of this Agreement.

                                   ARTICLE X

                               Facility Shutdown
                               -----------------

          10.1 Owner Right to Shut Down.  (a)  Owner, at its sole discretion and
               ------------------------
upon ninety (90) days written notice shall have the right to shut down permanently the PO/MTBE Facility at any time.

               (i) Operator shall use its best efforts to reduce all costs subsequent to such notice and continuing after such shutdown consistent with the terms of applicable collective bargaining agreements.

               (ii) Within nine months of a permanent cessation of operations (a "PCO") in connection with any notice received by Operator pursuant to this Section 10.1(a), Operator shall cease to charge Owner any Fee hereunder, except as provided in the following clause (iii).

               (iii) For any Services that Owner wishes to continue to receive from Operator subsequent to a PCO, the provisions of Article V hereof shall apply.

          (b) In the event a permanent shutdown of the PO/MTBE Facility results directly or indirectly in the layoff or retraining of personnel, costs attributable to any such layoff or retraining shall be paid by Owner.

          10.2 Operator's Right to Shut Down.  In the event of (a) the failure
               -----------------------------
of Owner to perform any material obligation hereunder in accordance with the terms of this Agreement which Owner has not cured or commenced to cure within thirty (30) days of notice thereof, (b) any circumstance which, in the judgment of Operator, constitutes an Emergency which makes the operation of the PO/MTBE Facility unsafe or (c) the issuance or adoption of any statute, regulation, ordinance, order, decree or judgment by any court or governmental authority having jurisdiction over Operator, Owner or the PO/MTBE Facility, which, in the reasonable judgment of Operator (based on advice of counsel or written opinion or directive from a governmental agency) prohibits the operation of the PO/MTBE

Facility, Operator shall have the right to shut down the PO/MTBE Facility until the conclusion or resolution of the applicable condition entitling Operator to shut down the PO/MTBE Facility.


                                  ARTICLE XI

                            Suspension Of Production
                            ------------------------

          11.1 Option to Suspend.  Owner, upon reasonable notice to Operator,
               -----------------
shall have the option to suspend or resume the operation of any part of the PO/MTBE Facility for so long as Owner may elect.

          11.2 Payment of Costs.  (a)  During any period in which any production
               ----------------
is suspended pursuant to Section 11.1 hereunder Owner shall continue to pay the Fee to the extent Operator continues to incur Costs hereunder.

          (b) During any such period of suspended production, Operator shall use its best efforts to minimize, and to eliminate where practicable, costs and charges related to operating and maintaining the PO/MTBE Facility.

          11.3 Standby Condition.  At the written request of Owner, Operator
               -----------------
will place any part of the PO/MTBE Facility for which production has been suspended in a standby condition and take all reasonable precautions to protect any such part of the PO/MTBE Facility against damage and deterioration until such time as Owner advises Operator to resume production and Owner shall continue to pay all of Operator's Costs hereunder.


                                  ARTICLE XII

                     Access To PO/MTBE Facility Information
                     --------------------------------------

          12.1  Examination at the Plant.  Operator will make available at the
               ------------------------
Plant for examination by Owner at reasonable times and upon reasonable notice, information concerning the operation and maintenance of the PO/MTBE Facility.

         12.2  Available Information.  Information referred to in Section 12.1
               ---------------------
shall be:

               (a) Operating log sheets and production and shipping records pertaining to the operation of the PO/MTBE Facility;

               (b) All information relating to production materials, spare parts, maintenance materials and supplies for use in the PO/MTBE Facility;

               (c) Records involving inventories of production materials, spare parts, maintenance materials and supplies maintained for use in the PO/MTBE Facility;

               (d) Time reports for personnel whose services are charged to the operation or maintenance of the PO/MTBE Facility or the handling of products produced at the PO/MTBE Facility;

               (e) Laboratory analysis reports incident to the production of products at the PO/MTBE Facility;

               (f)  Hazardous waste training records and manifests; and

               (g) Other existing information and records relating to this Agreement or the PO/MTBE Facility.

          12.3 Records Retention.  Operator shall maintain all information
               -----------------
referred to in Section 12.2 consistent with Operator's records retention policies in effect from time to time; provided, however, Operator shall maintain
                                      --------  -------
all such information for a period consistent with the audit rights of Texaco pursuant to Section 4.5(d) of the Purchase and Sale Agreement.


                                 ARTICLE XIII

                              Access To Facilities
                              --------------------

          13.1 No Access to Plant Facilities.  (a)  This Agreement shall not be
               -----------------------------
construed or interpreted to give Owner any rights of access to or operation of Plant facilities.

          (b) Owner shall have access to the Plant facilities only as controlled by the permit, pass or other access procedures implemented at the Plant by Operator.

          13.2 Access to PO/MTBE Facility.  Owner shall have unrestricted access
               --------------------------
to the PO/MTBE Facility, provided that all Owner employees and representatives comply with Operator's and Owner's site safety and security policies.


                                  ARTICLE XIV

                               Accounting Records
                               ------------------

          14.1 Principles and Procedures.  (a)  All books and records to be
               -------------------------
maintained as required by this Agreement shall be maintained at the PO/MTBE Facility, the Plant or related administrative facilities or other locations agreeable to Owner in accordance with GAAP and shall be available at all reasonable times during normal business hours and upon reasonable notice for inspection by Owner's representatives or agents.

          (b) Operator shall perform a year-end closing of all books and records maintained hereunder at the end of each calendar year. Owner's representatives, internal auditors and independent public accountants shall have the right to confer with Operator's accounting personnel concerning each such closing of the books and records.

          14.2 Audits.  (a)  For each calendar year, Owner may, upon 60 days
               ------
notice to Operator to be given within the twelve months following such calendar year, elect to have an audit performed, at Owner's sole expense, of the accounts and records relating to the Services performed and the Fees invoiced hereunder for such year.

          (b) Any audit conducted pursuant to this Section 15.2 shall be conducted during Operator's ordinary business hours and shall be subject to appropriate provisions protecting confidentiality.

          (c) If, in the reasonable written opinion of Owner's independent auditors, Operator has not properly invoiced Owner for Services provided hereunder, Operator and Owner shall meet to resolve the matter within thirty
(30) days after both parties have received a final written audit report from Owner's independent auditors.


                                  ARTICLE XV

                               Early Termination
                               -----------------

          15.1 Insolvency.  Without waiver of any other rights or remedies which
               ----------
may be available for default under this Agreement, either party may terminate this Agreement upon sixty (60) days written notice if:

               (a) The other party makes an assignment for the benefit of creditors;

               (b) A receiver shall be appointed to take over all or a substantial part of the other party's business or property and such receivership shall not have been vacated or stayed within thirty days; or

               (c) Either party is adjudicated insolvent or an order for relief is entered against such party under applicable bankruptcy law.


                                  ARTICLE XVI

                             Intellectual Property
                             ---------------------

          16.1 Definition of Field.  For the purposes of this Agreement, "Field"
               -------------------
shall mean the manufacture of PO and/or lower alkyl t-butyl ethers solely or conjointly, including the separation and refining of all products, coproducts or byproducts; the preparation and recovery of catalysts useful in such manufacture; and the processes, reactants, reagents and analytical methods in such manufacture, specifically excluding, however, the manufacture of lower alkyl t-butyl ethers by reacting an isoalkene feed with a lower alkanol feed other than t-butanol.

          16.2 Title to Inventions and Patents.  (a)  If any Dedicated
               -------------------------------
Personnel, Shared Personnel, or Support

Personnel is an inventor (or co-inventor with a Owner employee), during the term of this Agreement, of any Invention (as hereinafter defined) useful within the Field, all patent rights with respect to such Invention (as hereinafter defined) shall be the property of Owner. As used in this Article XVII, "Invention" shall mean any subject matter within the scope of 35 U.S.C. Section 101.

          (b) If any Dedicated Personnel, Shared Personnel, or Support Personnel is an inventor (or co-inventor with a Owner employee), during the term of this Agreement, of any Invention useful outside the Field, all patent rights with respect to such Invention shall be the property of Operator.

          (c) Notwithstanding the provisions of Sections 16.2(a) and (b) above, if any Dedicated Personnel, Shared Personnel, or Support Personnel is an inventor (or co-inventor with a Owner employee), during the term of this Agreement, of any Invention useful both within the Field and outside the Field, such Invention shall (i) if first actually reduced to practice in the Field, be the property of Owner, or (ii) if first actually reduced to practice in a context other than the Field, be the property of Operator. The parties shall have until termination of this Agreement to determine if an Invention is useful both within and without the Field and therefore qualifies for licensing rights under Sections 16.4(a) and (b) below.

          (d) Owner, at its own expense, shall be responsible for preparing, filing, prosecuting, maintaining, and enforcing any and all patent applications and patents claiming Inventions for which Owner owns all patent rights under Sections 16.2 (a) or (c) above. Operator shall direct its employees to cooperate with Owner in executing any papers necessary in connection with the preparation, filing and prosecution of such patent applications on such Inventions. Owner shall pay Operator for services rendered by Operator employees in connection with reviewing and executing such patent applications and upon execution of each such patent application shall compensate each Operator employee that is listed as an inventor on such applications according to the inventor compensation policy then in effect for Operator employees. As used herein, the term "original application" means any patent application that is not a continuation application, divisional application, reissue, or later filed foreign application corresponding to an earlier filed application under the International Convention for the Protection of Industrial Property (Paris Convention).

          (e) Operator, at its own expense, shall be responsible for preparing, filing, prosecuting, maintaining, and enforcing any and all patent applications and patents claiming Inventions for which Operator owns all patent rights under paragraph (b) or (c) above. Owner shall direct its employees to cooperate with Operator in executing any papers necessary in connection with the preparation, filing, and prosecution of said patent application on such Inventions. Upon execution of each such patent application, Owner shall compensate each Owner employee that is listed as an inventor on such applications according to the inventor compensation policy then in effect for Owner employees.

         16.3  Paid Up Licenses For Invention and Patents.  (a)  Owner grants
               -------------------------------------------
and agrees to grant to Operator irrevocable, transferable, royalty-free, world-wide licenses, including the right to grant sub-licenses, under all rights to which Owner obtains title under Section 16.2(c), to make, have made, use, and sell any processes, machines, articles of manufacture, or compositions of matter; provided, however, such licenses do not include the right to use within the Field any processes, machines, articles of manufacture, or compositions of matter, and do not include the right to knowingly sell any processes, machines, articles of manufacture, or compositions of matter for use within the Field. Owner agrees, and will require such agreement from any assignee of any rights to which Owner obtains title under Section 16.2(c), that it will not grant to any third party that is not an Affiliate (as hereinafter defined) of Owner any license under any rights to which Owner obtains title under Section 16.2(c), unless such license is expressly limited to the use within the Field, or the manufacture and sale for use within the Field, of any processes, machines, articles of manufacture, or compositions of matter.

          (b) Operator grants and agrees to grant to Owner irrevocable, transferable, royalty-free, world-wide licenses, including the right to grant sub-licenses, under all rights to which Operator obtains title under Section 16.2(c), to use within the Field, and to make, have made, and sell for use within the Field, any processes, machines, articles of manufacture, or compositions of matter; however, such licenses and sub-licenses do not include the right to use in any context other than within the Field any processes, machines, articles of manufacture, or compositions of matter, and do not include the right to make, have made, or knowingly sell any processes, machines, articles of manufacture, or compositions of matter for use in any context other than within the Field. Operator agrees, and will require such agreement from any assignee of any rights to which Operator obtains title under Section 16.2(c), that it will not grant to any third party that is not an Affiliate of Operator any license under any rights to which Operator obtains title under Section 16.2(c), unless such license is expressly limited to the use in a context other than within the Field, of any processes, machines, articles of manufacture, or composition of matter.

         16.4  Title of Technical Information.  (a)  Any technical information
               ------------------------------
generated by any Dedicated Personnel, Shared Personnel, or Support Personnel during the term of this Agreement, or by any employee of Owner in connection with this Agreement, that is useful within the Field, shall be the property of Owner.

          (b) Any technical information generated by any Dedicated Personnel, Shared Personnel, or Support Personnel during the term of this Agreement, or by any employee of Owner in connection with this Agreement, that is useful outside the Field, shall be the property of Operator.

          (c) Notwithstanding the provisions of Sections 16.4(a) and (b), any technical information generated by any Dedicated Personnel, Shared Personnel, or Support Personnel during the term of this Agreement, or by any employee of Owner in connection with this Agreement, that is useful both within the Field and outside the Field, shall (i) if first recorded in a context within the Field, be the property of Owner, or (ii) if first recorded in a context other than within the Field, be the property of Operator. The parties shall have until termination of this Agreement to determine if technical information is useful both within and without the Field and therefore qualifies for licensing rights under Section 16.5(a) and
(b) below.

         16.5  Paid Up Licenses For Technical Information.  (a)  Owner grants
               -------------------------------------------
and agrees to grant to Operator and Operator's Affiliates non-transferable, irrevocable, royalty-free, world-wide licenses to use (i) in any context other than within the Field for a period of seventeen (17) years from the date of this Agreement and (ii) in any context whatsoever (including within the Field) thereafter, all technical information to which Owner obtains title under Section 16.4(a) or (c) above; such licenses include the right to grant sub-licenses to use such technical information in any context other than within the Field, which sub-licenses shall contain restrictions at least as stringent as those contained in a confidentiality clause which binds Owner and Operator. Upon the expiration of seventeen (17) years from the date of this Agreement, such licenses shall become fully transferable.

          (b) Operator grants and agrees to grant to Owner a transferable, irrevocable, royalty-free, world-wide license, including the right to grant sub-licenses, to use within the Field all technical information to which Operator obtains title under Section 16.4(c) above; however, such license and sub-licenses do not include the right to use such technical information in any context other than within the Field, and which sub-licenses shall contain restrictions at least as stringent as those contained in a confidentiality clause which binds Owner and Operator.

         16.6  Confidentiality.  Owner and Operator agree to comply with the
               ---------------
terms of the Non-Disclosure Agreement among certain of their Affiliates with respect to technical information and data of a confidential and proprietary nature related in any way to the subject matter of this Agreement ("Technical Information") owned by the other party as of the Effective Date or thereafter;

provided, however, that nothing contained in such agreement shall prohibit a
--------  -------
party from disclosing such Technical Information to any sublicensees or transferees to the extent permitted by Section 16.5 of this Agreement, or from using such Technical Information to the extent permitted by Section 16.5 of this Agreement.

                                 ARTICLE XVII

                   Release, Indemnification and Risk of Loss
                   -----------------------------------------

         17.1  Release and Indemnification.  Operator shall only be liable to
               ---------------------------
Owner for any loss, liability, damage, claim, expense, fine, penalty, interest cost, or other obligation of any nature ("Obligation") to the extent caused by Operator's, its Affiliates', and their respective directors', officers', employees', and agents' (the "Operator Parties"), gross negligence, willful misconduct, fraud, or intentional breach of Operator's obligations under this Agreement in performing the Services hereunder. The Operator Parties hereby release Owner, its Affiliates, and their respective directors, officers, employees and agents (the "Owner Parties") from, and shall indemnify the Owner Parties against, Obligations claimed or asserted in connection with the Services under this Agreement by the Operator Parties, the Owner Parties, or any third party, to the extent caused by the Operator Parties' gross negligence, willful misconduct, fraud, or intentional breach of Operator's obligations under this Agreement in performing the Services. The Owner Parties hereby release the Operator Parties from, and shall indemnify the Operator Parties against, Obligations claimed or asserted in connection with the Services under this Agreement by the Owner Parties, the Operator Parties, or any third party attributable to causes other than the Operator Parties' gross negligence, willful misconduct, fraud, or intentional breach of Operator's obligations under this Agreement in performing the Services hereunder. IT IS THE INTENTION OF THE PARTIES HERETO THAT THE RELEASE BY, AND INDEMNITY OBLIGATIONS OF, OWNER UNDER THIS PROVISION HOLD THE OPERATOR PARTIES HARMLESS FROM AND AGAINST THE CONSEAQUENCES OF THEIR OWN ORDINARY NEGLIGENCE TO THE EXTENT SUCH ORDINARY NEGLIGENCE IS THE SOLE, CONCURRENT, OR JOINT CAUSE OF THE OBLIGATIONS.

         17.2  Defense of Claims.  Upon the request of any person or party
               -----------------
covered and protected by the release and indemnification provided for in Section 17.1, the indemnifying party shall, at its expense, cause any such Obligations to be defended by counsel reasonably satis-factory to the indemnified party, and the indemnified party shall have the right, at the indemnified party's expense, to participate in the investigation, defense, settlement and/or compromise thereof; it being understood that the indemnifying party shall have the sole authority to settle and/or compromise any claim in consultation with the indemnifying party. In the event the indemnifying party fails to cause such Obligations to be defended by counsel reasonably satisfactory to the indemnified party, the indemnified party and any other person or party covered and protected by such indemnification, shall have the right at the indemnifying party's expense, to retain and be defended by counsel reasonably satisfactory to the indemnified party. The indemnified party shall cooperate with and use all reasonable efforts to assist the indemnifying party in the preparation or defense of a claim.

         17.3  Non-Liability for Defective Performance Caused by Supplier.
               ----------------------------------------------------------
Operator shall not be liable in any way to the Owner Parties for any failure or defect in the supply or character of any Services furnished hereunder to the extent that such failure or defect is caused by any requirement, act or omission of any public utility or other supplier to Operator. Operator will, however, cooperate with and assist Owner in pursuing any rights or remedies which Owner or Operator may have against any such utility or supplier to Operator.

         17.4  Title and Risk of Loss.  Title to and risk of loss of or damage
               ----------------------
to (i) all raw materials and supplies provided hereunder or otherwise by Owner to Operator, or for raw materials or supplies contributing part of the Services provided by Operator to Owner hereunder (following the supply thereof); (ii) all work in progress and all goods resulting from the performance of Services hereunder; and (iii) any packaging containers and other materials provided hereunder by Owner to Operator shall be in Owner at all times; provided, however, that title and risk of loss of or damages to materials or goods sold to, or produced for, Operator shall pass to Operator at the time specified in the contract between Operator and Owner for the sale or production of such materials or goods.

                                 ARTICLE XVIII

                            Limitation Of Liability
                            -----------------------

         18.1  Limitation of Liability.  Operator's total liability to Owner for
               -----------------------
any calendar year on all claims of any kind whatsoever whether based on contract, indemnity, warranty, tort, strict liability or otherwise, for all losses or damages arising out of, connected with, or resulting from this Agreement or from the performance or breach thereof during such calendar year, or from any Services covered by or furnished during such calendar year, shall in no case exceed $10 (ten) million.

         18.2  Disclaimers of Warranties.  All of the warranties and guarantees
               -------------------------
made in this Agreement by Operator are in lieu of all other warranties and guarantees, whether written or oral or implied in fact or in law, and whether or not based on statute.

         18.3  Consequential Damages.  Excluding third party claims alleging
               ---------------------
such damages, in no event shall Operator or Owner be liable for any consequential, incidental or special damages or any other liabilities not expressly set forth herein, regardless of legal theory or negligence.


                                  ARTICLE XIX

                                   Assignment
                                   ----------

         19.1  General.  Subject to the provisions of Sections 19.2 and 19.3, no
               -------
right or interest in this Agreement shall be assigned by either party without prior written consent of the other party, which consent shall not be unreasonably withheld, except that either party shall have the right to assign this Agreement without obtaining the prior written consent of the other party to
(a) an Affiliate or (b) a lender, financing source or indenture trustee or their designated successors in connection with any financing arrangements entered into by either party or its Affiliates. For the purposes of this Agreement "Affiliate" shall mean, with respect to any specified person or entity, any other person or entity, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified person or entity. For the purposes of this definition, "control" (including, with correlative meanings, "controlling", "controlled by", and "under common control with") means the power to direct or cause the direction of the management and policies of such person or entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and, it being understood and agreed that, with respect to a corporation or partnership, control shall mean direct or indirect ownership of fifty percent (50%) or more of the voting stock or general partnership interest or voting interest in any such corporation or partnership.

         19.2  Successors to Facilities.  (a)  Owner shall have the right to
               ------------------------
assign this Agreement to a successor of all or substantially all of the PO/MTBE Facility, and (b) Operator shall have the right to assign this Agreement to a successor of all or substantially all of the Plant; provided, however, in either instance, such successor shall expressly assume by an instrument in writing all of the obligations and liabilities of the assignor under this Agreement.

         19.3  Obligations.  No assignment of this Agreement shall relieve the
               -----------
assigning party of its obligations hereunder unless such obligations are expressly relieved by the non-assigning party.


                                  ARTICLE XX

                                 Force Majeure
                                 -------------
         20.1  Defined.  No failure or omission to carry out or observe any of
               -------
the terms, provisions or conditions of this Agreement shall give rise to any claim by any party her eto against any other party hereto, or be deemed to be a default or breach of this Agreement if the same shall be caused by or arise out of any event of Force Majeure (as defined below). For the purposes of this Agreement "Force Majeure" shall include any war, declared or not, hostilities, any act of belligerence, blockade, revolution, insurrection, riot, public disorder; expropriation, requisition, confiscation or nationalization, export or import restrictions by any governmental authorities; closing of harbors, docks, canals, or other ship ping or navigation facilities; rationing or allocation, whether imposed by law, decree or regulation by, or by compliance of industry at the insistence of any governmental authority; or restraint by court order or order of public authority; or action or non-action by or inability to obtain the necessary authorizations or approvals from any governmental authority (provided any such action, non-action or inability was not caused by the party invoking the provisions of this Article XX); or fire, flood, earthquake, storm, lightening, tide (other than normal tides), tidal wave, perils of the sea, accidents of navigation or breakdown or injury of vessels; accidents to harbor, docks, canals, or other shipping or navigation facilities; epidemic, quarantine, strikes or combination of workmen, lockouts or other labor disturbances; or the failure or breakdown of facilities and/or equipment (whether or not resulting from any cause listed above) or any other event, matter or thing, wherever occurring, which shall not be within the reasonable control of the party affected thereby.

          20.2 Obligation to Diligently Cure Force Majeure.  If either party
               -------------------------------------------
shall rely on the occurrence of an event of Force Majeure as a basis for being excused from performance of its obligations under this Agreement, then the party relying on the event or condition shall:

               (a) provide prompt notice to the other party of the occurrence of the event or condition giving an estimation of its expected duration and the probable impact on the performance of its obligations hereunder;

               (b) exercise all reasonable efforts to continue to perform its obligations hereunder;

               (c) expeditiously take action to correct or cure the event or condition excusing performance;

               (d) exercise all reasonable efforts to mitigate or limit damages consistent with the shutdown and start-up priorities established pursuant to
Section 3.3(c) hereof; and

               (e) provide prompt notice to the other party of the cessation of the event or condition giving rise to its excusal from performance.

         20.3  Effect of Continued Event of Force Majeure.  Notwithstanding
               -------------------------------------------
anything herein to the contrary, if an event of Force Majeure continues for a period of more than five (5) days, Operator shall take all reasonable measures to mitigate or limit Operator's costs incurred hereunder (including reducing its work force within permitted statutory time periods) for the duration of the Force Majeure event. Operator shall consult with Owner with respect to its plans to mitigate or limit such Costs and shall take such actions as are reasonably directed by Owner. Owner shall pay Operator the Costs incurred to provide the Services during the entire period of Force Majeure.


                                  ARTICLE XXI

                             Contract Coordinators
                             ---------------------

         21.1  Appointment.  As soon as practicable after the Effective Date,
               -----------
Operator and Owner each shall designate a contract coordinator under this Agreement (each, a "Contract Coordinator").

         21.2  Responsibilities.  The Contract Coordinators shall be
               ----------------
responsible for:

               (a) the documentation of all communications and notices required by this Agreement;

               (b)  the communication of Service needs;

               (c) the administration of the terms and conditions of this Agreement; and

               (d) the resolution of issues arising out of the terms and conditions of this Agreement in accordance with the terms hereof and the initiation, if necessary, of the procedures set forth in Article XXII hereof.

         21.3  Continuity.  The parties shall use all reasonable efforts to
               ----------
maintain continuity in the persons appointed to be Contract Coordinators.

                                 ARTICLE XXII

                                 Governing Law
                                 -------------

          22.1.  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND
                 -------------
CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF, EXCEPT SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.


                                 ARTICLE XXIII

                                 Miscellaneous
                                 -------------

          23.1.  Notices.  All notices provided herein shall be in writing and
                 -------
shall be considered as properly given if sent by facsimile and confirmed, or by delivery by a nationally recognized overnight courier duly addressed to the parties shown below:

HUNTSMAN SPECIALTY            HUNTSMAN PETROCHEMICAL
 CHEMICALS CORPORATION         CORPORATION
500 Huntsman Way              3040 Post Oak Blvd.
Salt Lake City, Utah 84108    Suite 2200
Attn: Vice President          Houston, TX 77056
                              Attn: Vice President-
Facsimile:  (801) 584-5782          General Counsel
                              Facsimile: (713) 235-6900

         23.2  Waiver.  No claim or right arising out of a breach of this
               ------
Agreement may be discharged in whole or in part by a waiver or renunciation of such claim or right unless the waiver or renunciation is in writing, signed by the party waiving or renouncing such claim or right. No such waiver or renunciation shall be deemed to be a waiver of any subsequent breach or renunciation of any subsequent claim or right. Further, the failure of either party hereto to enforce any claim or right to seek any remedy arising out of a breach of this Agreement shall not prejudice or affect the rights or remedies of either party hereto in the event of any such subsequent breach of this Agreement.

         23.3  Interpretation.  The headings contained in this Agreement are
               --------------
solely for the purpose of refer-
ence, are not part of this Agreement and shall not affect the meaning or interpretation of the terms or provisions hereof.

         23.4  Severability.  If for any reason any provision contained in this
               ------------
Agreement is held to be invalid, illegal, or otherwise void by a court of competent jurisdiction, the remaining provisions of this Agreement shall not be affected and shall continue in full force and effect.

         23.5  Entire Agreement; Amendments.  This Agreement, including the
               ----------------------------
Exhibits hereto, embodies the entire agreement and understanding of the parties hereto with respect to the transactions contemplated hereby. This Agreement may be altered, amended, or changed in any way only by a written instrument executed by both parties.

         23.6  Counterparts.  This Agreement may be executed in one or more
               ------------
counterparts each of which shall be deemed an original and all of which shall be deemed one and the same Agreement.

          IN WITNESS WHEREOF, the parties hereto have executed this Operating & Maintenance Agreement the day and year first above written.

                         HUNTSMAN SPECIALTY CHEMICALS
                         CORPORATION

                         By: /s/ J. Kimo Esplin

                         Title: Vice President


                         HUNTSMAN PETROCHEMICAL CORPORATION

                         By: /s/ Jon M. Huntsman

                         Title: Chairman of the Board and
                                    Chief Executive Officer